Exhibit 10.19

Binding Term Sheet for Secondary Offering of Shares

This Binding Term Sheet (the “Binding Term Sheet”) constitutes a commitment by Nuton LLC (“Nuton”), McEwen Mining Inc. (the “Parent Company”) and McEwen Copper Inc. (the “Company”) and collectively, the “Parties” to negotiate in good faith and to enter into the applicable definitive agreements to effectuate Nuton’s strategic purchase of equity in the Company from the Parent Company and the grant of additional investor rights to Nuton by the Company (the “Transaction”). The terms and conditions of the Transaction not limited to those set forth herein. Matters that are not covered by the provisions hereof are subject to the approval and mutual agreement of the Parties.

Issuer:

McEwen Copper Inc., a private Alberta company, 68.1%-owned by McEwen Mining Inc. (MUX: NYSE, TSX).

The Company owns a 100% interest in the development stage Los Azules copper property, located in San Juan, Argentina and a 100% interest in the Elder Creek copper exploration property in Nevada (Elder Creek is subject to an earn-in agreement with Rio Tinto).

The Company currently has 25,685,000 common shares outstanding (basic and fully diluted).

Significant shareholders, in addition to the Parent Company, are: 15.6% Rob McEwen, 9.7% Nuton LLC (a Rio Tinto Venture), 3.9% Victor Smorgon Group, ~3% Other Investors.

The significant shareholders and the number of common shares outstanding will change with the closing of the Company’s forthcoming transaction with Stellantis.

Seller:	McEwen Mining Inc.

Investor:	Nuton LLC

Offering:

1,250,000 of the Issuer’s Common Shares valued at US$23,437,500 to Investor (the “Shares”), resulting in pro forma shareholding (post-current equity financing round) in the Issuer of 14.19% for the Investor.

Purchase Price:	US$18.75 per common share, being the same price as the current equity financing round by the Issuer

Expected Closing:	On or before March 10, 2023

Reps and Warranties:

Customary reps and warranties and other terms in Share Purchase Agreement and amendment to the Nuton Collaboration Agreement for a deal of this size and nature (and equal to those provided to Stellantis)

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Nuton Agreement:

Additional rights to be added in the Nuton Agreement through an amendment, shall include:

1.

Pre-emptive Right to Maintain Ownership % Following the IPO

i.

Customary terms equal to Stellantis (draft provided)

ii.

Right terminates if Nuton’s ownership % fall below 7.5%

2.Copper Cathodes and/or Concentrates Purchase Right Option

i.

Structured as an Option on Offtake of copper cathode and/or concentrate at Nuton’s election

ii.

Equal terms with Stellantis

iii.

Exercisable in a window between Notice to Proceed and 90 days following declaration of commercial production from Los Azules.

iv.

Exercise of Option to purchase copper cathode and/or concentrate production up to Nuton’s % of equity ownership in the Issuer at the time of exercise

3.AR$ Financing Option on Par with Stellantis’ as described in the Investor Rights Agreement between the Company and Stellantis

4.Additional Information Rights

i.

Expanded information rights for Los Azules to include:

•

Project information, including timely access to all scientific and technical information, costs, schedules and all other information related to project study and execution

•

Access to management (with reasonable prior notice) to discuss business strategy and corporate objectives, along with project/study progress, scope and other relevant matters pertaining to the project.

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Right terminates if Nuton’s ownership % fall below 7.5%

Extension of Exclusivity re Nuton Technologies

The 12-month exclusivity described in Section 4.02 of the Nuton Collaboration Agreement dated August 30, 2022, shall be extended to August 10th, 2024, or until 60 days after the delivery of Nuton’s final Stage 1 Viability Testing Program report

Drag Along Rights

McEwen Mining and Rob McEwen to agree not to, directly or indirectly, trigger drag along rights under Shareholder Agreement.

Right terminates if Nuton’s ownership % falls below 7.5%

ii.

The Company may decline to respond to any such information requests where the Chair of the Board believes, in his or her sole discretion, acting reasonably and in good faith, that there could be a potential conflict as a matter of applicable corporate law relating to the Investor or any member of the Rio Tinto Group as a result of making such disclosure, and with the Company disclosing the nature of the purported conflict of interest to Nuton at the time it declines an information request

iii.

Right terminates if Nuton’s ownership % fall below 7.5%

5.Extension of Exclusivity re Nuton Technologies

a.

The 12-month exclusivity described in Section 4.02 of the Nuton Collaboration Agreement dated August 30, 2022, shall be extended to August 10th, 2024, or until 60 days after the delivery of Nuton’s final Stage 1 Viability Testing Program report

6.

Drag Along Rights

i.

McEwen Mining and Rob McEwen to agree not to, directly or indirectly, trigger drag along rights under Shareholder Agreement.

ii.

Right terminates if Nuton’s ownership % falls below 7.5%

Hold Period:

The Company is not a reporting issuer in any province or territory of Canada. As such, the Shares will not be transferable under the laws of Canada, except pursuant to applicable statutory exemptions, until the date that is four months and a day after the date the Company becomes a reporting issuer in any province or territory of Canada (subject to any control person distribution restrictions) in accordance with National Instrument 45-102 – Resale of Securities.

Electronic Signatures and Counterparts:

Each party to this Term Sheet may sign the Term Sheet and transmit the signed copy to the other party hereto who agrees to accept it as if such document bore original signatures. This Term Sheet may be executed in counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same instrument.

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If you agree to the foregoing, please sign and date this Binding Term Sheet in the space provided below to confirm the mutual agreements set forth herein.

NUTON LLC

/s/ “Adam Burley”
Adam Burley
CEO & President

Acknowledged and agreed this 21st day of February 2023.

MCEWEN COPPER INC.

/s/ “Robert McEwen”
Robert McEwen

MCEWEN MINING INC.

/s/ “Robert McEwen”
Robert McEwen

Rio Tinto Confidential / Rio Tinto Confidentiel